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                                                                    EXHIBIT 99.B




                               WHITE COUNTY BANK
                               215 E. Main Street
                                Carmi, Illinois
            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON

                                ___________,1995

TO SHAREHOLDERS OF WHITE COUNTY BANK:

    Notice is hereby given that a special meeting of the shareholders of White County Bank, an Indiana state banking corporation located in Carmi, Illinois ("White County"), will be held at the main office of White County Bank, 215 E. Main Street, Carmi, Illinois, on ___________,1995, at ____ a.m/pm., local time, to consider and take action upon:

1. A proposal to approve and adopt an Agreement and Plan of Reorganization dated December 12, 1994, (the "Agreement") by and between White County and National City Bancshares, Inc., an Indiana corporation and bank holding company ("NCBE"), with such agreement providing for, among other things, the merger of a newly formed subsidiary of NCBE known as "White County Interim Bank" with and into White County. Each outstanding share of White County Common Stock will be converted into NCBE Common Stock in accordance with the terms of the Agreement. As a result of the proposed merger, White County will become a wholly owned subsidiary of NCBE.

2. SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT THEREOF.

    Notice is also given that White County shareholders have the right to dissent and demand an appraisal of the value of their shares in the event that the White County Merger Agreement is approved and consummated. The right of any dissenting shareholder to receive the value of his shares through the statutory appraisal process is contingent upon strict compliance with the procedures set forth in Chapter 205 of the Illinois Banking Act Section 5/29 (the "Dissenter Statute"), a copy of which is attached as Exhibit D to the accompanying Proxy Statement/Prospectus.

    The record date for the meeting has been fixed at ________, 1995. Only the shareholders of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment thereof.

    A favorable vote of at least two thirds of the outstanding shares of White County Common Stock is required to approve the Agreement. Accordingly, each shareholder is urged to sign the enclosed proxy card and return it promptly to White County.

                                           By order of the Board of Directors



                                           R. Keith Hoskins
                                           President and Chief Executive Officer

    YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOUR STOCK IS HELD IN MORE THAN ONE NAME, ALL PARTIES MUST SIGN THE PROXY FORM.